Exhibit 5.1

[Strasburger & Price, LLP Letterhead]

June 19, 2014

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, TX 77024

Gentlemen:

We have acted as counsel for GulfMark Offshore, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of Class A Common Stock, $.01 par value per share of the Company (the “Shares”), to be offered upon the terms and subject to the conditions set forth in the GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan (the “Plan”). At your request, this opinion is being furnished to the Company for filing as Exhibit 5.1 to the Company’s registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Shares (the “Registration Statement”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Bylaws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the Plan and the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also reviewed the Registration Statement.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based solely on the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when paid for and issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable shares of Class A Common Stock of the Company.

The opinion expressed herein is rendered as of the date hereof, and we undertake no obligation, and hereby disclaim any kind of obligation, to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.

The law covered by this opinion is limited to the present law of the Constitution of the State of Delaware, the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such laws, each as in existence on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We consent to the use and filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STRASBURGER & PRICE, L.L.P.

/s/ Strasburger & Price, L.L.P.